FORM N-8A

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the U.S. Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Tamarack Funds Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

60 South Sixth Street
Minneapolis, MN 55402

Telephone Number (including area code):

1-612-371-7297

Name and address of agent for service of process:

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

Copies to:

Joseph R. Fleming, Esq.
Dechert LLP
200 Clarendon Street
27th Floor
Boston, MA 02116-5021

Check appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

 YES / /               NO /X/
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Item 1. Tamarack Funds Trust

Item 2. Tamarack Funds Trust was organized in Delaware on December 16, 2003

Item 3. Delaware Statutory Trust

Item 4. Management Company

Item 5. (a) Open-End

             (b) Diversified

Item 6. Investment Adviser:

Voyageur Asset Management, Inc.
90 South Seventh St., Suite 4300
Minneapolis, MN 55402

Sub-Advisers:

David L. Bason & Company Inc.
One Memorial Drive
Cambridge, MA 02142

Denver Investment Advisers, LLC
Seventeenth Street Plaza
1225 17th Street
Denver, Colorado 80202

Item 7. Laura Moret, Trustee
            60 South Sixth Street
            Minneapolis, MN 55402

            Jennifer Lammers, President
            60 South Sixth Street
            Minneapolis, MN 55402

(Additional Trustees/Officers will be determined at a later date and will be disclosed in the registrant's registration statement on Form N-1A which will be filed within 90 days.)

Item 8. Not Applicable

Item 9. (a) No

             (b) Not Applicable

(c) It is anticipated that the registrant will make a public offering of its securities upon effectiveness of a Registration Statement to be filed on Form N-1A.

(d) No

(e) Not Applicable

Item 10. Zero ($0)

Item 11. No

Item 12. Not Applicable

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Minneapolis and State of Minnesota on the 15th day of December, 2003.

TAMARACK FUNDS TRUST

BY:  /s/ Laura Moret
         Laura Moret
         Trustee

Attest:

BY:	/s/ Jennifer Lammers
Jennifer Lammers Funds President